UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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IPG PHOTONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

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IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540

Dear IPG Photonics Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IPG Photonics Corporation to be held at 10:00 a.m. (local time) on Tuesday, June 12, 2007, at our world headquarters at 50 Old Webster Road, Oxford, Massachusetts 01540.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors who each have been nominated for election for a one-year term, (ii) ratify the appointment of our independent registered public accounting firm for 2007 and (iii) consider such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope, or vote by telephone or over the Internet to assure that your shares will be represented.

The Board of Directors and management appreciate your continued confidence in IPG Photonics, and look forward to seeing you at the annual meeting.

Sincerely,

Valentin P. Gapontsev, Ph.D.
Chairman of the Board and
Chief Executive Officer

May 7, 2007

TABLE OF CONTENTS

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
INFORMATION ABOUT COMMON STOCK OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER INFORMATION

IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2007 annual meeting of stockholders, which is being held as follows:

Date:	Tuesday, June 12, 2007
Time:	10:00 a.m., local time
Location:	IPG Photonics Corporation 50 Old Webster Road Oxford, Massachusetts 01540

At the meeting, we will ask our stockholders to:

•	elect nine directors, each for a one-year term;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 27, 2007 may vote at the meeting.

By order of the Board of Directors,

Angelo P. Lopresti
Vice President, General Counsel
and Secretary

May 7, 2007

Your vote is important. There are three ways to vote your shares by proxy:

•	Call the toll-free number listed on your proxy card;

•	Visit the Internet site address listed on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card by mail in the envelope provided.

If you choose to vote by mail, please do so promptly to ensure that your proxy arrives in sufficient time.

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2007

INFORMATION ABOUT THE MEETING

The Meeting

The 2007 annual meeting of stockholders of IPG Photonics Corporation will be held at 10:00 a.m., local time, on Tuesday, June 12, 2007 at the offices of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540. At the meeting, stockholders of record at the close of business on April 27, 2007 who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the election of nine directors, each for a one-year term;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about May 7, 2007. In this mailing, we are including a copy of our 2006 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2006 (excluding exhibits), as filed with the Securities and Exchange Commission, or the SEC. The 2006 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Who May Vote

Holders of record of our common stock at the close of business on April 27, 2007 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Secretary at our corporate offices, located at 50 Webster Road, Oxford, Massachusetts 01540, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, during the ten days before the date of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 27, 2007, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you may:

•	call the toll-free number listed on the accompanying proxy card;

•	visit the Internet site address listed on the accompanying proxy card; or

•	complete, sign and date the accompanying proxy card and return it in the envelope provided.

The person named as proxy on the accompanying proxy card was designated by our Board and is one of our officers. All proxies that are properly received by us prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the shares represented by the proxy will be voted FOR election of the director nominees listed therein and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. Management is not aware of any other matters that will be presented for consideration at our 2007 annual meeting of stockholders. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holder named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with his judgment.

If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth in the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If a broker or nominee holds shares of our common stock for you in its name as record holder, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as an IPG Photonics Corporation stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

At the close of business on April 27, 2007, 42,921,976 shares of our common stock were outstanding. Our bylaws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2006 Annual Report to Stockholders. If you and other residents at your mailing address own shares of the Company’s common stock in your own names, you may have received only one copy of this proxy statement and our 2006 Annual Report to Stockholders unless you provided our transfer agent with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2006 Annual Report to Stockholders by sending a written request to IPG Photonics Corporation, Attention: Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540, or by calling our Secretary at (508) 373-1100. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling 1-800-542-1061 or writing to ADP Investor Communication Services, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the election of nine persons to serve as directors, each for a one-year term that will begin at the meeting and end at our 2008 annual meeting of stockholders, or until his successor has been duly qualified and elected, or until his earlier death, resignation or removal.

Nominees for Election

The following table sets forth certain information as of April 27, 2007 regarding our incumbent directors, each of whom has been nominated by the Board of Directors for re-election at our 2007 annual meeting of stockholders.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	68	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	59	Managing Director of IPG Laser and Director
Igor Samartsev	44	Acting General Manager of NTO IRE-Polus and Director
Robert A. Blair	60	Director
Michael C. Child	52	Director
John H. Dalton	65	Director
Henry E. Gauthier	66	Director
William S. Hurley	62	Director
William F. Krupke, Ph.D.	70	Director

Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer and Chairman of our Board of Directors since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England. He is the father of Denis Gapontsev, our Vice President-Research and Development.

Eugene Shcherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board of Directors since September 2000. Dr. Shcherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Shcherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Shcherbakov graduated from the

Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Shcherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute.

Igor Samartsev has been the acting General Manager of our Russian subsidiary, NTO IRE-Polus, since 2005. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology.

Robert A. Blair has served as a member of our Board of Directors since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps & Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He is a trustee under Winkler Trusts, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he serves on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law.

Michael C. Child has served as a member of our Board of Directors since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as a Managing Director. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. He is on the Board of Directors of Eagle Test Systems, Inc.

John H. Dalton has served as a member of our Board of Directors since September 2000. Since 2005, he has been President of the Housing Policy Council of The Financial Services Roundtable. From September 2000 to December 2004, Mr. Dalton served as our President. He was appointed Secretary of the Navy by President Clinton in 1993 and served in that capacity until 1998. Mr. Dalton was nominated by President Carter to be President of the Government National Mortgage Association and to the Federal Home Loan Bank Board, where he served as Chairman. He serves as Chairman of the board of directors of Breeze-Eastern Corp. and he is a member of the boards of directors of Fresh Del Monte Produce Inc., and eSpeed Inc. Mr. Dalton graduated with distinction from the United States Naval Academy and holds an M.B.A. from the Wharton School of Finance and Commerce of the University of Pennsylvania.

Henry E. Gauthier has served as a member of our Board of Directors since April 2006. Mr. Gauthier was President of Reliant Technologies, Inc., a manufacturer of medical laser systems, from February to May 2005 and has served as Chairman of the board of directors of Reliant Technologies since May 2005. Reliant Technologies is one of our customers. He also served as a consultant to Reliant Technologies until December 2006. See “Certain Relationships and Related Party Transactions.” He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2005. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He has been a member of the board of directors of Alara, Inc. since 1997. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School.

William S. Hurley has served as a member of our Board of Directors since April 2006. Since April 2006, he has been principal of W.S. Hurley Financial Consulting LLC, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology, a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. Mr. Hurley holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from Columbia University Graduate School of Business. Mr. Hurley is a certified public accountant.

William F. Krupke, Ph.D., has served as a member of our Board of Directors since February 2001. Since 1999, Dr. Krupke has been President of a laser technology and applications consulting firm (now WFK Lasers, LLC). From 1972 to 1999, Dr. Krupke worked at the Lawrence Livermore National Laboratory, which provides research and development services to various U.S. government departments, serving for the last twenty of such years as Deputy Associate Director of the Laser Programs Directorate. He has over forty years of experience in the fields of solid-state lasers and innovative laser materials. Dr. Krupke holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and M.A. and Ph.D. degrees in Physics from the University of California at Los Angeles.

The nine persons receiving the greatest number of votes cast will be elected as directors. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director. Consequently, withheld votes or broker non-votes or other failures to vote will have no effect on the election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. GAPONTSEV, SHCHERBAKOV, SAMARTSEV, BLAIR, CHILD, DALTON, GAUTHIER, HURLEY AND KRUPKE AS DIRECTORS.

Corporate Governance

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees and the mission of the Board. These Governance Guidelines are available, along with other important corporate governance materials, on our website at www.ipgphotonics.com. We will also provide an electronic or paper copy of these Governance Guidelines, free of charge, upon request made to our Secretary at the address listed on the cover of this proxy statement.

The Governance Guidelines provide, among other things, that:

•	a majority of our Board of Directors must be independent;

•	an independent director preside over executive sessions of independent directors;

•	the Board appoints all members of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet in executive sessions without the presence of the non-independent directors or members of our management periodically;

•	directors may not serve on the boards of more than three other public companies; and

•	evaluations of the Board and committees are to be conducted annually.

The Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.

Director Nominations.  The Nominating and Corporate Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in our Governance Guidelines, the Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Board considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. Candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and must be over 21 years of age and possess the highest personal integrity and ethics. The Committee also considers whether the nominee must be independent for Nasdaq purposes.

All members of the Board may interview the final candidates. The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates.

Director Independence.  IPG follows director independence rules under Nasdaq listing standards and SEC rules. Also, our Governance Guidelines require that a majority of our Board of Directors satisfy the independence rules of Nasdaq Global Markets and the SEC. Our Board of Directors has determined that Messrs. Blair, Child, Gauthier and Hurley and Dr. Krupke are “independent” as defined by Nasdaq Rule 4200(a)(15). Our Board has determined that no such member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Executive Sessions.  Our independent directors meet privately, without management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors.

Presiding Independent Director.  In accordance with our Governance Guidelines, an independent director is selected at each meeting of the Board of Directors to preside over executive private meetings of the independent directors. The presiding independent director acts as a liaison between the independent directors and our Chief Executive Officer, provides him with input regarding agenda items for Board and committee meetings, and coordinates with the Chief Executive Officer regarding information to be provided to independent directors in performing their duties. The position of presiding independent director rotates at each meeting based upon years of service on the Board.

Director Meetings.  It has been the practice of our Board to hold at least four regular meetings each year. Our Board of Directors met in person or by telephone seven times and acted by unanimous written consent three times in 2006. All of our directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and committees on which they served in 2006, except for Mr. Samartsev who attended 71% of the board meetings.

Policy Regarding Board Attendance.  In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board of Directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. All of our directors attended our 2006 annual meeting of stockholders.

Stock Ownership Guidelines.  The Board adopted stock ownership guidelines in 2007 to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in our stock that is at least equal to five times their annual cash Board retainer (excluding committee retainers). The Chief Executive Officer should maintain an investment in our stock that is at least equal to five times his annual salary. Named executive officers other than the Chief Executive Officer should maintain an investment that is at least equal to two times their annual salary. In each case, such investment levels should be achieved within no later than five years following the director’s or executive’s initial election or appointment or December 12, 2007, whichever occurs later.

Shareholder Communications.  Stockholders wishing to write to the Board of Directors or a specified director or a committee of the Board should send correspondence to IPG Photonics Corporation, attention Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company shall be forwarded to the members or committee of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

Corporate Responsibility

Code of Business Conduct.  We have adopted a code of business conduct and ethics that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at www.ipgphotonics.com.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters.  Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at www.ipgphotonics.com.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. Copies of the charters of all standing committees are available on our Internet web site at www.ipgphotonics.com. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Secretary.

Audit Committee.  The current members of our Audit Committee are Mr. Hurley, who serves as Chairman, Mr. Child and Mr. Gauthier, each of whom is “independent” for Audit Committee purposes under the applicable rules of the Nasdaq Global Market and the SEC. The Board of Directors has determined that Mr. Hurley qualifies as an “audit committee financial expert,” as defined under the Securities Exchange Act of 1934 and the applicable rules of the Nasdaq Global Market. The Audit Committee met in person or by telephone seven times in 2006. The Audit Committee, among other things:

•	appoints, approves the compensation of, and assesses the independence of our independent registered public accounting firm;

•	reviews the Audit Committee charter annually and recommends any necessary amendments to such charter to our Board of Directors;

•	oversees the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from the independent registered public accounting firm;

•	resolves disagreements between management and our independent registered public accounting firm;

•	pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishes, reviews and updates our code of business conduct and ethics;

•	reviews and approves all related-party transactions;

•	establishes procedures for the receipt of accounting-related complaints and concerns;

•	meets independently with our independent registered public accounting firm and management;

•	prepares the Audit Committee report required by SEC rules to be included in our proxy statements; and

•	performs any other activities consistent with its charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

Compensation Committee.  The current members of our Compensation Committee are Mr. Blair, who serves as Chairman, Mr. Child and Mr. Gauthier, each of whom is an independent director. The Compensation Committee met in person or by telephone six times in 2006. The Compensation Committee, among other things:

•	annually reviews and approves base salary and incentive compensation for our chief executive officer, other officers and key executives;

•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, other officers and key executives;

•	evaluates the performance of our chief executive officer in light of our corporate goals and objectives and determines the compensation of our chief executive officer;

•	periodically reviews compensation practices, procedures and policies throughout the Company; and

•	reviews and recommends to the Board compensation for members of the Board.

Nominating and Corporate Governance Committee.  The current members of our Nominating and Corporate Governance Committee are Dr. Krupke, who serves as Chairman, Mr. Blair and Mr. Hurley, each of whom is an independent director. The Nominating and Corporate Governance Committee met in person or by telephone two times in 2006. The Nominating and Corporate Governance Committee, among other things:

•	develops and recommends to the Board criteria for board membership;

•	recommends to the Board changes that the committee believes to be desirable with regard to the appropriate size, functions and needs of the Board of Directors;

•	identifies and evaluates director candidates, including nominees recommended by our stockholders;

•	identifies individuals qualified to fill vacancies on any committee of the Board;

•	reviews procedures for stockholders to submit recommendations for director candidates;

•	recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviews the performance of the committee and evaluates its charter periodically; and

•	develops and recommends to the Board a set of corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Robert A. Blair(2)	46,667	5,669	52,336
Michael H. Child(2)(3)	—	5,669	5,669
John H. Dalton(2)	32,500	5,669	38,169
Henry E. Gauthier(4)	38,958	10,079	49,037
William S. Hurley(4)	40,833	10,079	50,912
William F. Krupke(2)	35,833	3,825	39,658

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), with respect to 2006. The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 29, 2007.

(2)	As of December 31, 2006, Mr. Blair owned options to purchase 21,667 shares, none of which were vested; Mr. Child owned options to purchase 93,335 shares, of which 71,668 were vested; Mr. Dalton owned options to purchase 26,667 shares, of which 5,000 were vested; and Dr. Krupke owned options to purchase 26,667 shares, of which 5,000 were vested. Each director was granted options to purchase 6,667 shares on June 21, 2006 at an exercise price of $6.45 per share that vest over four years. The grant date fair value of each such option award issued in 2006 is $23,535.

(3)	Mr. Child waived his cash compensation for 2006 and prior years.

(4)	As of December 31, 2006, Messrs. Gauthier and Hurley each owned options to purchase 20,000 shares, none of which were vested. All of such options were granted on April 18, 2006 at an exercise price of $5.37 per share that vest over four years. The grant date fair value of each such option award issued in 2006 is $57,188.

Director Compensation Plan

Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. Directors who are also our employees receive no additional compensation for their service as directors. The principal features of the non-employee director compensation plan as in effect for 2006 are described below. The Board determines director compensation based upon the review and recommendation of the Compensation Committee. The Board approved a compensation plan in 2004 and adopted the compensation plan described below in June 2006 after consideration of an independent director compensation survey and consideration of director compensation at certain publicly held companies in our industry or with which the directors were familiar that are comparable in size to the Company. In both 2004 and 2006, management of the Company gathered director compensation information for comparable companies and developed preliminary recommendations for consideration by the Compensation Committee and the Board. We plan to review director compensation on an annual basis. In 2007, the Compensation Committee retained an independent compensation and survey firm to conduct a peer review and make recommendations on the Company’s director compensation program going forward.

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings. Non-employee directors do not receive any additional payments or perquisites.

Our Certificate of Incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our Certificate of Incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.

Cash Compensation

Our non-employee directors have the right to receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending meetings of the Board, committees or stockholders.

	Prior to	Effective
	June 2006	June 2006

Board Retainer	$30,000	$30,000
Audit Committee Retainers
Chair	—	$20,000
Non-Chair	—	$10,000
Compensation Committee Retainers
Chair	—	$15,000
Non-Chair	—	$7,500
Nominating and Corporate Governance Committee Retainers Chair	—	$10,000
Non-Chair	—	$5,000

Equity Compensation

Pursuant to the non-employee director compensation plan that we adopted in 2006, non-employee directors continuing in office after our 2007 annual meeting of stockholders will receive, effective following the meeting, a grant of stock options to purchase 6,667 shares of our common stock vesting in four equal annual installments. Also pursuant to the non-employee director compensation plan, the Board approved the grant of options to purchase 6,667 shares of common stock to each of Messrs. Blair, Child, Dalton and Krupke in June 2006, as describe in Note 2 to the Director Compensation table above. Upon initial election to the Board, each new non-employee director receives a grant of stock options to purchase 20,000 shares of our common stock vesting in four equal annual installments. The Board approved the grant of options to purchase 20,000 shares of common stock to each of Messrs. Gauthier and Hurley upon their election to the Board in April 2006, as described in note 4 to the Director Compensation table above. The exercise price of each of these stock options was not less than the fair market value of our common stock on the date of grant. Our non-employee directors stock option plan is described under “Executive Compensation — 2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan.”

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2006. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2007, and to conduct audits of our consolidated financial statements, of management’s assessment of internal control over financial reporting, and of our internal control over financial reporting, for the year ending December 31, 2007.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of IPG Photonics and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will count abstentions but not broker non-votes when we tabulate votes cast and, as a result, an abstention with respect to this proposal will have the same effect as a vote against the proposal.

We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

Fees Paid to Deloitte & Touche LLP

The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last two fiscal years were as follows:

	Fees
Fee Category	2006	2005

Audit fees	$1,033,375	$293,185
Tax fees	20,671	47,113

Total Fees	$1,054,046	$340,298

Audit fees.  These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents for SEC filings. During 2006, the audit fees related to various audit services associated with the initial public offering of our common stock (the “IPO”) totaled $0.8 million.

Tax fees.  Fees for tax services consisted of fees for tax compliance services and tax planning and advice services.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance and (iii) assistance with tax audits and appeals.

Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to (i) certain internal legal restructuring actions and other intra-group restructuring actions, (ii) transfer pricing and (iii) other miscellaneous consultations.

The Audit Committee has concluded that the provision of the non-audit services listed above is consistent with maintaining the independence of Deloitte & Touche.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and the Company’s independent auditors, and has also met separately with the Company’s independent auditors, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2006 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed the written statement with the independent auditors and has considered whether the independent auditors’ provision of any consultation and other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

AUDIT COMMITTEE
William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier

Executive Officers

The following table sets forth certain information regarding our executive officers as of April 27, 2007.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	68	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	59	Managing Director of IPG Laser
Timothy P.V. Mammen	37	Chief Financial Officer and Vice President
Angelo P. Lopresti	43	General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.	46	Vice President-Components
George H. BuAbbud, Ph.D.	52	Vice President-Telecommunications Products
Denis Gapontsev, Ph.D.	34	Vice President-Research and Development
Igor Samartsev	44	Acting General Manager of NTO IRE-Polus
William Shiner	60	Vice President-Industrial Markets

The biographies of Dr. Valentin P. Gapontsev, Dr. Shcherbakov and Mr. Samartsev are presented on pages 3 and 4. The biographies of our other executive officers are presented below.

Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science and is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.

Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.

George H. BuAbbud, Ph.D., has served as our Vice President, Telecommunications Products, since July 2002. Prior to joining us, Dr. BuAbbud was Vice President and Chief Technical Officer for the Access Network Systems division of Marconi Communications, Inc., a maker of telecommunications systems, from 1999 to 2002. He holds a B.E. in Electrical Engineering from the American University of Beirut and an M.Sc. and a Ph.D. in Electrical Engineering from the University of Nebraska.

Denis Gapontsev, Ph.D., has served as our Vice President of Research and Development since August 2000. From 2000 until 2005, he was also a member of our Board of Directors. From 1994 to 1996, Dr. Gapontsev worked as a scientist at NTO IRE-Polus. He worked at IPFD from 1996 to 1998 and at IPG Laser from 1999 to 2000, where he researched fiber lasers and raman fiber lasers. Dr. Gapontsev holds a B.S. and an M.S. in Physics from the Moscow Physics and Technology Institute and a Ph.D. from the University of London. He is the son of Dr. Valentin P. Gapontsev.

William Shiner has served as our Vice President-Industrial Markets since March 2007 and as Director of Industrial Markets since August 2002. Prior to joining us, Mr. Shiner was Vice President of Sales and Marketing for Coherent Industrial from 1980 to 1995 and Chief Operating Officer for Convergent Prima from 1995 to 2002. He is the current President of the Laser Institute of America. Mr. Shiner holds a B.S.E.E. and an M.B.A. from Northeastern University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, each as named in the tables below. We refer to all of these officers as “named executive officers.” While this compensation discussion focuses primarily on the information contained in the following tables and related footnotes, as well as the narrative relating to the last completed fiscal year, we also describe compensation actions taken before or after the last completed fiscal year to the extent that such discussion enhances the understanding of our executive compensation disclosure.

We believe that our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors and recognizing individual merit and overall business results. Our policies are also intended to support the attainment of our strategic objectives by tying the interests of our executive officers with those of our stockholders through financial and operational performance goals and equity-based compensation.

The principal elements of our executive compensation programs are base salary, annual cash incentives, long-term equity incentives in the form of stock options, and other benefits and perquisites. Our salary and benefits are intended to be competitive with those of similarly situated companies and our objective is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

In General

The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value;

•	incent future contributions through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our stockholders. We seek to provide direct compensation that is competitive, but believe that a portion of total compensation should be performance-based and in the form of equity awards.

How We Determine and Assess Executive Compensation

The Compensation Committee of our Board of Directors, composed entirely of independent directors, determines and approves the compensation of our executive officers, including our named executive officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of stock and benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2006.

Our Compensation Committee’s policy is to set senior executive pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with other companies in the laser source and photonics industry, as well as with a broader group of companies of comparable size and complexity that have similar growth rates and international scope. Actual compensation levels may be greater or less than average competitive levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.

Prior to December 2005, the non-management members of our Board of Directors determined and approved the compensation of our executive officers and negotiated employment agreements to retain key management and provide stability during our critical periods of growth. In December 2005, the Compensation Committee assumed the responsibilities of determining and approving executive officer compensation in addition to the other matters set forth in the Compensation Committee charter. The Compensation Committee is now comprised of three independent directors, two of whom have experience serving on the boards of directors and compensation committees of publicly traded companies. One such member was the president and chief executive officer of a publicly traded laser company. The Compensation Committee met outside the presence of all of our executive officers to consider the appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee met outside the presence of all executive officers except for our Chief Executive Officer. In 2006, our Chief Executive Officer reviewed the performance of our executive officers with the Compensation Committee and made recommendations to the Compensation Committee with respect to those executive officers’ base salary, annual cash incentive plan targets and awards, and the grant of long-term equity incentive awards to such executive officers. Executives of the Company assisted the Chief Executive Officer in making recommendations to the Compensation Committee with respect to annual cash incentive plan targets and awards. For our Chief Executive Officer, the Compensation Committee analyzed the performance of our Chief Executive Officer and independently reviewed and determined his base salary, annual cash incentive plan and the grant of long-term equity incentive awards to him. For all other named executive officers, the Compensation Committee approved the annual compensation package based on recommendations by our Chief Executive Officer and the other considerations discussed below. In 2007, the Compensation Committee retained an independent compensation and survey firm to conduct a peer review and make recommendations on the Company’s overall executive compensation program going forward.

Base Salary.  Our named executive officers and other executives earn a competitive annual base salary that is not subject to our performance risk, so that the Company is able to attract and retain employees with an appropriate caliber of talent for the particular position. Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, experience and compensation levels, taking into account competitive market compensation and the overall market demand for such executives at the time of hire. An executive’s base salary is also evaluated from time to time together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Historically, base salaries are reviewed upon the expiration of the executive’s employment agreement and for merit reasons. In the future, base salaries will be reviewed periodically and increased for merit reasons, based on the executive’s individual performance and an assessment of whether significant corporate goals were achieved. If necessary, we may also realign base salaries with market levels for the same positions in companies of similar size if we identify significant market changes in our data analysis.

Based upon its review, the Compensation Committee approved increases in the annual base salaries of the following named executives in 2006: Dr. Shcherbakov, from $259,000 to $280,000; Mr. Mammen, from $200,000 to $270,000; Mr. Lopresti, from $263,000 to $270,000; and Dr. Ovtchinnikov, from $200,000 to $240,000. Dr. Gapontsev’s base salary was not increased in 2006.

Annual Cash Incentives under our Non-Equity Incentive Plan.  We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our financial and other business objectives. Annual cash incentives are granted under our Senior Executive Short-Term Incentive Plan (“STIP”) that was adopted in 2005. The STIP is administered by the Compensation Committee, which has discretion to determine the type of award, whether cash or non-cash, granted pursuant to the terms of the STIP. Historically, the emphasis of the STIP has been on company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same as a percentage of salary, except for the Chief Executive Officer who generally receives awards at a greater percentage of salary than the other officers for achievement of the same performance goals. Within ninety days after the start of each fiscal year, the Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for those eligible employees, establishes target awards for each participant of up to 200% of the participant’s base salary and, if applicable, deferred compensation, for the relevant performance period, and determines what percentage of the target award should be allocated to the achievement of each of the chosen performance targets.

Early in 2006, the Compensation Committee identified two financial performance measures, net sales and earnings before taxes (excluding equity-based compensation, bonus accruals and non-cash charges), each as determined under the STIP, and assigned a 50% weighting factor to each performance measure. Consistent with our pay-for-performance philosophy, no payments for the financial measures would be made if the minimum objectives established by the Compensation Committee in 2006 were not met. The Compensation Committee considered the chosen metrics to be the best indicators of financial performance and creation of stockholder value.

Upon the achievement of the objectives for each performance measure determined by the Compensation Committee, participants could receive a cash incentive payment ranging from 45% (upon achievement of the minimum level of performance) to 113% (upon achievement of the maximum level of performance) of base salary for Dr. Valentin Gapontsev, and from 30% (upon achievement of the minimum level of performance to 75% upon achievement of the maximum level of performance) of base salary for the other named executive officers and other participants in the STIP. Company-wide performance objectives were established in recognition that the attainment of these goals is a team effort and to ensure that the incentives were consistent with the strategic goals set by the Board. The financial and non-financial objectives were the same for all named executive officers. While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance, which we believe are possible but very difficult to achieve. In the two years that we have operated the STIP, we have not paid the maximum award amount to any executive.

The Compensation Committee strove to set aggressive performance objectives, including minimum and maximum targets for net sales from $138 million to $180 million, representing annual growth levels of 43% to 86% from the prior year. The minimum and maximum earnings before taxes targets were set from $31 million to $58 million, representing growth levels of 120% to 311% from the prior year level. The Compensation Committee also set a non-financial objective whereby participants would receive a cash incentive payment of 25% of base salary if the Company completed its IPO in 2006. After reviewing the Company’s financial performance for fiscal year 2006 and the achievement of the non-financial objective in 2006, the Compensation Committee awarded the named executive officers the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table below.

In 2006, there were no specific individual performance objectives for incentive awards under the STIP, but the Compensation Committee may exercise its discretion and take into account individual performance in determining awards.

The Compensation Committee makes adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards. These adjustments also may exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures.

Long-term Equity Incentives.  We provide the opportunity for our named executive officers and other executives to earn long-term equity incentive awards. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which, in turn, provides us with greater stability, and directly links compensation to the long-term performance of the Company. In addition, these awards are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives annually. For 2006, our long-term equity incentive program consisted of grants of stock options.

For our named executive officers, our stock option program is based on grants that were individually negotiated in connection with their hiring by the Company and periodic grants to our executives. We have traditionally used stock options as equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing stockholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. Generally, our stock options vest in four equal installments on anniversaries of the dates of grant. Historically, our Chief Executive Officer has not received annual grants of stock options in light of his large stock ownership as the founder of the Company.

In 2006, the Compensation Committee approved the grant of stock options to all of our executives, other than the Chief Executive Officer, in order to provide incentives for them to remain at the Company over the long term, align their interests with those of stockholders and provide stability as the Company transitioned from a privately held to a publicly held company. Prior to the grant to the named executive officers in 2006, a significant portion of their stock options were vested. In order to promote the retention of the named executive officers for the long term, the Committee granted options that vest over five years, a longer vesting schedule than the typical four-year option vesting. In April 2006, the Compensation Committee granted options to purchase 66,666 shares of common stock to each of Dr. Shcherbakov and Messrs. Mammen and Lopresti and options to purchase 100,000 shares of common stock to Dr. Ovtchinnikov. These stock options were granted at an exercise price of $5.37 per share, the fair market value of the Company’s common stock on the date of grant.

Severance Benefits.  The employment agreements with our named executive officers have change in control provisions, the terms of which are described below in the section entitled “Executive Compensation  — Potential Payments Upon Termination or Change in Control.” We believe these severance and change in control benefits are an essential element of our executive compensation package, are consistent with market practices and assist us in recruiting and retaining talented individuals.

Other Compensation.  All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vacation and life insurance. Executives in the United States also participate in our 401(k) plan and our non-U.S. executives overseas participate in government-sponsored retirement programs. These plans are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. Subject to local customs and the international nature of our business and management, it is generally our policy not to extend significant perquisites to our executives that are not generally available to our employees. Dr. Gapontsev uses Company-owned housing located on the site of our Burbach, Germany factory and is provided with an automobile leased by the Company for Company business when he visits our German operations. Because of the Company’s multiple locations and the Chief Executive Officer’s travel demands, the Company believes that the use of Company-owned housing and a leased automobile are cost-effective and necessary to enable the Chief Executive Officer to perform his duties. The Company also provides Dr. Shcherbakov with an automobile, as it does to other high-ranking employees in Germany. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 as amended, limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation “paid pursuant to certain plans that existed prior to a corporation becoming publicly held”. Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). Once the transition rules are no longer available, it is intended that stock option awards made under the Company’s 2006 Incentive Compensation Plan will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may arise. The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program. With the adoption of FAS 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2007 annual meeting of stockholders.

COMPENSATION COMMITTEE
Robert A. Blair, Chair
Michael C. Child
Henry E. Gauthier

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth information regarding compensation earned in 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives:

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Valentin P. Gapontsev, Ph.D.,	2006	359,287	—	—	266,400	38,729	664,416
Chief Executive Officer and Chairman of the Board(4)
Timothy P.V. Mammen,	2006	257,346	—	28,302	155,250	7,009	447,907
Chief Financial Officer and Vice President
Eugene Shcherbakov, Ph.D.,	2006	291,432	—	26,876	161,027	21,612	500,947
Managing Director of IPG Laser and Director(5)
Angelo P. Lopresti,	2006	268,563	—	28,302	155,250	7,017	459,132
General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.,	2006	258,922	—	41,738	138,000	6,854	445,514
Vice President — Components

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123(R) with respect to 2006. The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 29, 2007.

(2)	Represents amounts earned under our Senior Executive Short-Term Incentive Plan for services rendered in 2006.

(3)	The amount for Dr. Gapontsev consists of (i) $403 in premiums paid for group term life insurance, (ii) $5,656 in health care premiums paid in excess of group health coverage in the United States, (iii) $4,022 in health care premiums paid in Germany and (iv) $12,903 in actual costs incurred by the Company to provide Dr. Gapontsev housing in Germany and $15,745 in actual costs incurred by the Company to lease a car for Dr. Gapontsev in Germany, both for his use during his periodic visits to our factory there. Amounts for Messrs. Mammen and Lopresti and Dr. Ovtchinnikov include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount for Dr. Shcherbakov includes the expense of an automobile provided by the Company.

(4)	Portions of the amounts paid to Dr. Gapontsev were denominated in Euros and Rubles. These were translated into U.S. Dollars at the respective average daily exchange rates for 2006.

(5)	A portion of the amounts paid to Dr. Shcherbakov was denominated in Euros. This was translated into U.S. Dollars at the average daily exchange rate for 2006.

Employment Agreements

On March 1, 2006, we entered into employment agreements with Dr. Gapontsev, Dr. Shcherbakov, Messrs. Mammen and Lopresti, and Dr. Ovtchinnikov. These agreements are for a two-year term of employment, except that the term of Dr. Gapontsev’s agreement is three years. All of these agreements will be automatically renewed upon the completion of their initial terms for successive one-year periods unless either we or the executive officer gives 180 days’ prior written notice of intent not to extend the agreement. The agreements entitle these executive officers to participate in any bonus plans, standard insurance plans, such as life, accidental death and dismemberment, short-term disability and long-term disability insurance, and retirement benefits, such as the 401(k) plan and stock option plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the organization. The agreements for Drs. Gapontsev, Shcherbakov and Ovtchinnikov require each of them to refrain from competing with us for a period of one year following the termination of their employment with us for any reason and from hiring our employees or soliciting our customers for a period ending on the later of March 1, 2008 or 18 months following the termination of their employment with us for any reason. These employment agreements also provide for payment of any unpaid bonus award to the respective executive officer in the event his employment with us is terminated as a result of his disability or to his estate if his employment is terminated as a result of his death.

We have also entered into indemnification agreements with all of our named executive officers, and we have purchased directors’ and officers’ liability insurance. Our Certificate of Incorporation limits the personal liability of our officers for breaches by them of their fiduciary duties. Our Certificate of Incorporation requires us to indemnify our officers to the fullest extent permitted by the Delaware General Corporation Law.

2006 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards to our named executive officers in 2006, including potential award amounts available under our STIP for 2006, the actual amounts of which were determined and reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation”:

					All Other
					Stock
					Awards:		Grant Date
					Number of	Exercise or	Fair Value
					Shares of	Base Price	of Stock
		Estimated Possible Payouts Under			Stock or	of Option	and Option
	Grant	Non-Equity Incentive Plan Awards ($)(1)			Units	Awards	Awards
Name	Date	Threshold	Target	Maximum	(#)	($/Sh)	($)(2)

Valentin P. Gapontsev	3/14/2006	—	252,000	496,800	—	—	—
Timothy P.V. Mammen	3/14/2006	—	148,500	270,000	—	—	—
	4/18/2006	—	—	—	66,667	5.37	190,628
Eugene Shcherbakov	3/14/2006	—	154,000	280,000	—	—	—
	4/18/2006	—	—	—	66,667	5.37	190,628
Angelo P. Lopresti	3/14/2006	—	148,500	270,000	—	—	—
	4/18/2006	—	—	—	66,667	5.37	190,628
Alex Ovtchinnikov	3/14/2006	—	132,500	240,000	—	—	—
	4/18/2006	—	—	—	100,000	5.37	285,940

(1)	Amounts shown represent amounts that were available under the STIP for 2006.

(2)	The value of an option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 29, 2007. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. All such options were granted under our 2006 Incentive Compensation Plan.

Outstanding Equity Awards as of December 31, 2006

The following table provides information regarding unexercised stock options held by each of our named executive officers as of December 31, 2006. The option awards with an expiration date of April 18, 2016 in the table below are also reported in the 2006 Grants of Plan-Based Awards table above:

		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Options	Options		Exercise	Option
		(#)	(#)		Price	Expiration
Name	Grant Date	Exercisable	Unexercisable		($)(1)	Date

Valentin P. Gapontsev	—	—	—		—	—
Timothy P.V. Mammen	5/1/1999	66,667	—		$1.50	5/1/2009
	6/14/2002	33,334	—		$1.50	6/14/2012
	6/14/2002	14,431	—		$1.50	6/14/2012
	9/20/2002	25,000	—		$1.50	9/20/2012
	3/18/2003	16,878	—		$1.50	3/18/2013
	6/10/2003	2,308	—		$1.50	6/10/2013
	3/3/2004	11,111	5,556	(2)	$1.50	3/3/2014
	3/3/2004	16,667	—		$1.50	3/3/2014
	9/22/2005	3,333	10,001	(3)	$1.88	9/22/2015
	4/18/2006	—	66,667	(4)	$5.37	4/18/2016
Eugene Shcherbakov	4/18/2006	—	66,667	(4)	$5.37	4/18/2016
Angelo P. Lopresti	6/14/2002	100,000	—		$1.50	6/14/2012
	6/14/2002	18,039	—		$1.50	6/14/2012
	9/20/2002	12,500	—		$1.50	9/20/2012
	3/18/2003	16,827	—		$1.50	3/18/2013
	6/10/2003	2,885	—		$1.50	6/10/2013
	3/3/2004	11,111	5,556	(2)	$1.50	3/3/2014
	3/3/2004	16,667	—		$1.50	3/3/2014
	9/22/2005	3,333	10,001	(3)	$1.88	9/22/2015
	4/18/2006	—	66,667	(4)	$5.37	4/18/2016
Alexander Ovtchinnikov	3/3/2004	—	2,222	(2)	$1.50	3/3/2014
	3/3/2004	—	16,667	(3)	$1.50	3/3/2014
	9/22/2005	933	10,001	(3)	$1.88	9/22/2015
	4/18/2006	—	100,000	(4)	$5.37	4/18/2016

(1)	Represents the fair market value of a share of our common stock on the grant date of the option.

(2)	Assuming the continued service of the named executive officer, each option vests and becomes exercisable in three equal annual installments on each of the first three anniversaries of the date of grant.

(3)	Assuming the continued service of the named executive officer, each option vests and becomes exercisable in four equal annual installments on each of the first four anniversaries of the date of grant.

(4)	Assuming the continued service of the named executive officer, each option vests and becomes exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.

2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan

In April 2000, our Board of Directors adopted our 2000 Incentive Compensation Plan, or 2000 plan, and in February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, or 2006 plan. The

2000 plan and the 2006 plan have been approved by our stockholders. We reserved 5,833,333 shares under the 2000 plan and 4,000,000 shares under the 2006 plan for the issuance of awards under the plans. Other than the number of shares reserved, the plans are substantially identical. Each plan will terminate ten years after its adoption, unless terminated earlier by our Board of Directors.

The 2000 plan and the 2006 plan are administered by the Compensation Committee of our Board of Directors. The committee approves awards under the plans, including the exercise price and other terms of each award, subject to the provisions of the plans and has general authority to administer the plans, including to accelerate the vesting of awards and grant awards in replacement of previously granted awards.

Each plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards. The 2000 plan also provides for awards of unrestricted stock.

Our officers, directors, employees, consultants and advisors are eligible to receive awards under the plans. No participant may receive awards for over 1,333,333 shares of common stock in any calendar year under the 2000 plan, or over 1,666,667 shares of common stock in any calendar year under the 2006 plan.

In June 2006, our Board of Directors adopted our Non-Employee Directors Stock Plan (the non-employee director plan) and in October 2006 the non-employee director plan was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the non-employee director plan. We reserved 166,666 shares for issuance under the non-employee director plan. The maximum number of shares that may be issued or transferred under the plan equals 0.75% of the number of outstanding shares of the Company (on a fully diluted basis) at the end of the plan year preceding the then-current plan year, or on January 1, 2006, whichever is greater, up to a maximum of 166,666 shares. The non-employee director plan will terminate ten years after its adoption, unless terminated earlier by our Board of Directors.

The non-employee director plan is administered by our Compensation Committee. The committee approves awards under the plan, including the exercise price and other terms of each award, subject to the provisions of the plan and has general authority to administer the plan, including to grant awards in replacement of other awards. The exercise price must be at least equal to the fair market value of our common stock on the date of grant.

The non-employee director plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code. The plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.

Each of the 2000 plan and the 2006 plan provides that, upon a change in control of the Company, the Compensation Committee may, in its sole discretion:

•	accelerate the time for exercise or payout of all outstanding awards;

•	cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award; or

•	provide that all outstanding awards will be assumed by the entity that acquires control or substituted for similar awards by such entity.

In addition, in the event that the 2000 plan or 2006 plan is terminated due to a merger or acquisition of the Company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.

The non-employee director plan provides that awards become fully vested and exercisable upon a change in control.

For these purposes, a “change in control” means the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•	persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•	the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.

Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by our named executive officers in 2006:

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Valentin P. Gapontsev	237,252	$3,558,780
Timothy P.V. Mammen	—	$—
Eugene Shcherbakov	23,184	$347,760
Angelo P. Lopresti	16,667	$250,005
Alexander Ovtchinnikov	96,846	$1,452,690

(1)	There was no public trading market for our common stock on the dates of exercise. As permitted by SEC rules, the value realized is based upon the difference between our IPO price of $16.50 per share and the exercise price.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

Pursuant to the employment agreements with the named executive officers, each named executive officer, except Dr. Gapontsev, would continue to receive 100% of his salary for a period of one year from the date of termination if the Company terminates his employment without cause or the officer terminates employment for good reason. In the event that Dr. Gapontsev terminates his employment for good reason, he would receive

100% salary continuation for the longer of one year or the remaining term of his agreement, but in no event longer than two years. The definition of “good reason” for each named executive officer includes the failure of the executive to maintain his specific executive position with the Company following a change in control, as defined in our 2006 Incentive Compensation Plan. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount of these cash severance payments.

The stock options awarded to the named executive officers do not provide for automatic accelerated vesting if the Company terminates employment without cause, if the employee terminates employment for good reason or upon a change in control. Each of the 2000 Incentive Compensation Plan and the 2006 Incentive Compensation Plan provides that, upon a change in control of the Company, the Compensation Committee, in its sole discretion, may (i) accelerate the time for exercise or payout of all outstanding awards, (ii) pay the holder equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award or (iii) provide that all outstanding awards will either be assumed by the entity that acquires control or substituted for similar awards by such entity. See “2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan” above.

The following table provides information regarding benefits to our named executive officers upon a termination of employment or change in control:

		Termination
		Without Cause or	Change in
		For Good Reason	Control
Name	Benefit	($)	($)(1)

Valentin P. Gapontsev	Salary	720,000	—
	Option acceleration	—	—
Eugene Shcherbakov	Salary	280,000	—
	Option acceleration	—	1,242,006
Timothy P.V. Mammen	Salary	270,000	—
	Option acceleration	—	1,588,238
Angelo P. Lopresti	Salary	270,000	—
	Option acceleration	—	1,588,238
Alexander Ovtchinnikov	Salary	240,000	—
	Option acceleration	—	2,509,225

(1)	Option acceleration value is calculated using the aggregate difference between the exercise prices and the last reported closing sale price of our common stock prior to December 31, 2006 if the Compensation Committee determines to accelerate the vesting of stock options unvested at December 31, 2006 upon a change in control.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

The following table provides information about the beneficial ownership of our common stock as of April 27, 2007, by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after April 27, 2007 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 42,921,976 shares of common stock outstanding as of April 27, 2007. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options that are exercisable within 60 days after April 27, 2007. The address of our executive officers and directors and IP Fibre Devices (UK) Ltd. is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

	Shares Beneficially Owned
		Right to
5% Stockholders, Directors and Executive Officers	Outstanding	Acquire	Total	Percent

Valentin P. Gapontsev(1)	19,999,243	—	19,999,243	46.6%
IP Fibre Devices (UK) Ltd.	8,204,002	—	8,204,002	19.1%
TA Associates Funds(2)	3,817,330	—	3,817,330	8.9%
Denis Gapontsev(3)	1,666,666	65,791	1,732,457	4.0%
Robert A. Blair	314,998	6,666	321,664	*
John H. Dalton	308,955	11,666	320,621	*
Igor Samartsev(4)	333,333	15,630	348,963	*
Eugene Shcherbakov(5)	259,994	13,333	273,327	*
Timothy P.V. Mammen	91,999	208,618	300,617	*
Angelo P. Lopresti	99,998	200,251	300,249	*
William F. Krupke	100,000	11,666	111,666	*
Michael C. Child(6)	3,817,330	78,334	3,895,664	9.1%
George H. BuAbbud	20,000	196,666	216,666	*
Alexander Ovtchinnikov	96,844	31,488	128,332	*
Henry E. Gauthier	5,000	—	5,000	*
William S. Hurley	5,000	5,000	10,000	*
William Shiner	—	59,999	59,999	*
All executive officers and directors as a group (15 persons)	27,119,360	905,108	28,024,468	65.3%

*	Less than 1.0%.

(1)	Includes shares beneficially owned by IPFD, of which Dr. Valentin Gapontsev is the managing director. Dr. Valentin Gapontsev has voting and investment power with respect to the shares held of record by IPFD and is the father of Dr. Denis Gapontsev. Dr. Valentin Gapontsev has a 53% economic interest in IPFD.

(2)	Amounts shown reflect the aggregate number of shares of common stock held by TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Advent VIII L.P., TA Executives Fund LLC, and TA Investors LLC (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates: Messrs. Michael C. Child, Jonathan M. Goldstein, C. Kevin Landry and Kenneth T. Schiciano. Mr. Child is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA/Advent VIII L.P.; the manager of TA Investors LLC and TA Executives Fund LLC; and the general partner of the general partner of TA/Atlantic and Pacific IV L.P. Mr. Child has been a member of our Board of Directors since November 2000. See note 6 below. The address of TA Associates, Inc. is John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, Massachusetts 02116.

(3)	Does not include shares held by IPFD. Dr. Denis Gapontsev has a 15% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(4)	Does not include shares held by IPFD. Mr. Samartsev has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(5)	Does not include shares held by IPFD. Dr. Shcherbakov has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.

(6)	Includes shares beneficially owned by TA Associates, Inc. Mr. Child is a managing director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.’s interest in us. Mr. Child has a direct pecuniary interest in 8,800 of the 57,564 shares held by TA Investors LLC. Mr. Child disclaims beneficial ownership of all other shares beneficially owned by TA Associates, Inc., including the remaining 48,764 shares held by TA Investors LLC in which he may be deemed to have an indirect pecuniary interest. See Note 2.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with IP Fibre Devices

We currently do not have any loans due to IPFD or due from Dr. Valentin P. Gapontsev, our chief executive officer and chairman of the board.

Dr. Valentin P. Gapontsev, Dr. Denis Gapontsev, our Vice President, Research and Development, Dr. Eugene Shcherbakov, a member of our Board of Directors and Managing Director of IPG Laser, and Igor Samartsev, a member of our Board of Directors and Managing Director of NTO IRE-Polus, own 53%, 15%, 8% and 8%, respectively, of IPFD, which owns 8,204,002 shares of our common stock, which represents 19.1% of our outstanding common stock. IPFD is a limited company organized under the laws of the United Kingdom. Its primary purpose is to hold financial and other assets and it does not engage in any business that is competitive to ours. IPFD has informed us that shares of our common stock comprise a majority of the assets of IPFD.

IPFD acquired 6,666,667 shares of our common stock in 1999 in connection with the formation of IPG Photonics Corporation. IPFD acquired an additional 766,667 shares of our common stock in a corporate restructuring in August 2000 as part of the consideration received by IPFD in connection with our acquisition of a 50% ownership interest in IPG Laser. Prior to the restructuring, IPG Photonics Corporation, IPG Laser and IPG Fibertech S.r.l., our Italian subsidiary, were operated under the common control of Dr. Valentin P. Gapontsev and IPFD. We restructured the Company as a condition to the closing of our series B preferred stock financing.

Until July 31, 2006, we maintained a revolving credit line with available principal of up to $4.6 million with IPFD. Borrowings under the credit facility bore interest at a rate equal to the three-month LIBOR rate in effect on the date of drawdown plus 2%. The weighted average annual rate was 3.4% in 2006. Interest under this credit line totaled $94,000 for 2006. The credit facility was secured by certain of our inventory and equipment located in the United States. The credit line was established in August 2002 with an initial borrowing availability of $3.0 million and increased to $4.6 million in April 2003.

On July 31, 2006, IPFD purchased 770,670 shares of our common stock from Dr. Valentin P. Gapontsev in exchange for $357,000 in cash and $4.6 million in the form of the assignment of amounts due under our credit line with IPFD. Simultaneously, we exchanged with Dr. Valentin P. Gapontsev the note to us due from him described below with a remaining amount due of $5.0 million for $357,000 in cash and $4.6 million in the form of the assignment of amounts due under our credit line.

NTO IRE-Polus, one of our subsidiaries, borrowed $560,000 from IPFD in January 2002 at an interest rate of 4.5% annually. Interest on the loan was $9,000 for 2006. The loan was repaid in full in May 2006.

Transactions with NTO IRE-Polus

We own 51.0% of NTO IRE-Polus, our Russian subsidiary. Dr. Valentin P. Gapontsev and Igor Samartsev own 26.7% and 4.9%, respectively, of NTO IRE-Polus. The remaining 17.4% of NTO IRE-Polus is owned by certain of NTO IRE-Polus’s other current and former employees and unaffiliated third parties. NTO IRE-Polus provides us with research and development and low-cost contract manufacturing capacity, and sells products to customers in Russia and neighboring countries. We acquired our majority ownership interest directly from NTO IRE-Polus in 2001. We invested $5.0 million in NTO IRE-Polus, of which $2.5 million was invested in March 2007. The investment has been used solely for equipment purchases and the development of additional manufacturing capacity. All profits earned by NTO IRE-Polus to date have been re-invested in NTO IRE-Polus and there have been no distributions to stockholders of NTO IRE-Polus since we purchased our majority interest. The charter of NTO IRE-Polus provides that the stockholders of NTO IRE-Polus may each quarter, once a half-year, or once a year approve net profit distributions to the stockholders in proportion to their shares in NTO IRE-Polus’s authorized capital. In the ordinary course of business, we sell components to NTO IRE-Polus. NTO IRE-Polus also sells us components, tools and equipment that we use in our production and testing.

In August 2000, we entered into an agreement regarding intellectual property with NTO IRE-Polus. Pursuant to the agreement, NTO IRE-Polus provides us and our subsidiaries, on an exclusive basis, with research and development services relating to fiber amplifiers, fiber lasers and other associated products as well as all intellectual property incorporated in or relating to these products. Under this agreement, we are required to pay NTO IRE-Polus’s direct and overhead costs, plus a fee of 10% for its research and development services.

Transactions between us and NTO IRE-Polus generated approximately $12.4 million of revenues for NTO IRE-Polus for 2006. Dr. Valentin Gapontsev’s significant ownership interest in this entity creates the possibility of a conflict of interest since, by having an ownership interest in both the Company and NTO IRE-Polus, his economic interests may be affected by transactions between the two entities. To address potential or perceived conflicts of interest, we have implemented the following procedures:

•	we have adopted a policy that the Audit Committee of our Board of Directors will review and approve any distributions and dividends to stockholders of NTO IRE-Polus;

•	Dr. Valentin Gapontsev and Mr. Samartsev granted a proxy to us to vote their shares with respect to NTO IRE-Polus, giving us the ability to vote 82.6% of the total shares of NTO IRE-Polus. We therefore have sufficient votes to elect the general manager of NTO IRE-Polus and approve other changes that require the approval of 66 2/3% of NTO IRE-Polus’s stockholders; and

•	Dr. Valentin Gapontsev and Mr. Samartsev granted a right of first refusal to us with respect to any sale of their shares of NTO IRE-Polus to existing stockholders of NTO IRE-Polus. Pursuant to the right of first refusal, we may purchase these shares at a price equal to the lesser of the per-share fair value or book value of NTO IRE-Polus as of June 30, 2006. The charter documents of NTO IRE-Polus and applicable Russian law also provide that existing stockholders, including us, have a right of first refusal up to their respective pro rata interests with respect to transfers of shares of NTO IRE-Polus to third parties.

Transactions with Dr. Valentin P. Gapontsev

In March 2001, Dr. Valentin Gapontsev, our Chief Executive Officer and Chairman of the Board, borrowed $5.8 million at an annual interest rate of 5.86% from us to pay personal income taxes related to a restructuring of the Company in 2000. He pledged 464,000 shares of our common stock owned by him to secure the loan. In April 2003, we amended the note to make it a non-recourse note and lowered the annual interest rate to 1.46% in consideration for Dr. Gapontsev (i) causing his affiliate, IPFD, to increase its credit line to the Company to $4.6 million from $3.0 million (as described above under “— Transactions with IP Fibre Devices”), (ii) pledging an additional 3,402,667 shares of our common stock and (iii) agreeing to apply any tax refunds that he received relating to our restructuring towards prepayment of the note. In July 2003,

Dr. Gapontsev repaid approximately $1.7 million in principal and interest on the loan. In April 2005, we extended the maturity date of the loan from December 31, 2004 to the earlier of December 31, 2006 or one year following our IPO . In July 2006, we exchanged with Dr. Gapontsev the note with outstanding principal and interest totaling $5.0 million for $357,000 in cash and $4.6 million in the form of the assignment to Dr. Gapontsev of amounts previously due under our credit line to IPFD. See “— Transactions with IP Fibre Devices.”

In November 2004, Dr. Valentin Gapontsev provided a personal guarantee relating to a bank line of credit for us in the principal amount of up to $3.0 million. In consideration of the personal guarantee, we agreed to pay him a fee equal to the interest on his loan from us (to be adjusted to account for any adverse tax effects) for each quarter that his loan was outstanding. We paid $71,000 in 2006 to Dr. Gapontsev for this guarantee. His loan has been repaid as described above. The credit line guarantee amount has increased to $7.0 million. Dr. Gapontsev has also provided a personal guarantee relating to a Euro-denominated note with a principal balance of $2.1 million and our Euro construction loan. We did not compensate Dr. Gapontsev for these guarantees.

Director and Officer Loans

The notes described below from Messrs. Robert A. Blair and John H. Dalton were repaid in full in August 2006.

In 2000, Mr. Blair, one of our directors, borrowed $440,000 from us under two notes to exercise options to purchase shares of our common stock. One of the notes, in the principal amount of $190,000, was non-recourse and was secured by a pledge of 126,667 shares of our common stock and then bore interest at 6.8%. The other note, in the principal amount of $250,000, was recourse and then bore interest at 6.0%. We amended the notes in 2003 to (i) lower the interest rate to 1.68% for the $190,000 note and 1.52% for the $250,000 note, (ii) extend the maturity dates to March 2005 for the $190,000 note and November 2005 for the $250,000 note, and (iii) convert the $250,000 note to a non-recourse obligation. Mr. Blair also pledged an additional 200,000 shares of our common stock to secure both notes. In April 2005, we extended the maturity dates of the notes to the earlier of December 31, 2006 or one year following our IPO. In 2006, Mr. Blair paid a total of $69,490 in interest on these notes.

In April 2001, Mr. Dalton, one of our directors, borrowed $150,000 from us under a note bearing interest at an annual rate of 5.86%. The note was secured by a pledge of 50,000 shares of our common stock. We amended the note in September 2003 to lower the interest rate to 1.52% per year and to extend the maturity date to December 31, 2004. In July 2004, we extended the maturity date to the earlier of December 31, 2006 or one year following our IPO. In 2006, Mr. Dalton paid a total of $30,293 in interest on the note.

In December 2004, Mr. Dalton exercised non-qualified options to purchase 66,667 shares of our common stock at an exercise price of $1.50 per share for a total purchase price of $100,000. Mr. Dalton paid the exercise price in the form of 10,000 shares of our series A preferred stock that he owned that had an aggregate liquidation preference of $100,000. Mr. Dalton acquired the 10,000 shares of our series A preferred stock in March 2000, prior to his service as a director and president of the Company, for a price of $10.00 per share, the same price paid by each of the other holders of the series A preferred stock at that time.

Series B Preferred Stockholders

General.  In 2000, we sold 3,800,000 shares of our series B preferred stock and warrants to purchase common stock to a group of investors for a total purchase price of $95.0 million. Of these investors, TA Associates Inc., together with its affiliated entities, purchased an aggregate of 2,000,000 shares of our series B preferred stock and related warrants for a total purchase price of $50.0 million. Michael C. Child, one of our directors, is a managing director of TA Associates. Upon completion of our IPO, all shares of series B preferred stock, including the 2,000,000 shares of series B preferred stock held by TA Associates and its affiliates, converted into 7,252,927 shares of our common stock and, pursuant to the terms of the series B preferred stock, as amended, we issued to the holders of the series B preferred stock subordinated notes in the principal amount of $20.0 million, including an aggregate principal amount of $10.5 million of such notes issued to TA Associates and its affiliates. With a portion of the proceeds of the IPO, we purchased the warrants held by the holders of the series B preferred stock for an aggregate purchase price of $22.1 million, including an aggregate of $11.6 million paid for the warrants held by TA Associates and its affiliates.

Series B Preferred Stock.  In order to provide for the automatic conversion of the series B preferred stock at IPO prices below $37.50 per share and a deferral of the redemption of the series B preferred stock, we amended its terms in December 2005.

Pursuant to the December 2005 amendment, the right of the holders of our series B preferred stock to require us to redeem an aggregate of 33 1/3% of the originally issued and outstanding series B preferred stock then held by such holders was deferred from August 25, 2006 to April 15, 2007. We also agreed to automatically convert the series B preferred stock into a combination of common stock and subordinated debt upon the occurrence of a qualified public offering at initial offering prices below $37.50 per share, which was the minimum conversion price of the series B preferred stock at the time of the amendment. Under the amended terms of the series B preferred stock, a “qualified public offering” was one: (i) that generated gross proceeds to us of at least $75 million, (ii) that offered the shares of our common stock at or above a price of $4.50 per share, (iii) that was listed for trading on the New York Stock Exchange or quoted on the Nasdaq Global Market and (iv) in which either we repurchased all of the warrants to purchase our common stock that were granted to the holders of our series B preferred stock or the holders of warrants were permitted to exercise them and sell the common stock acquired upon exercise in the offering. We further amended the terms of the series B preferred stock to provide that in a qualified public offering, the holders of series B preferred stock would receive consideration equal to the greater of (A) what such holders would have received if we were sold to a third party using the IPO price to compute the total sale price, which amount would have included the liquidation preference of the series B preferred stock plus an additional participation amount, as set forth in our certificate of incorporation, and (B) what such holders would have received if the series B preferred stock were converted upon the IPO at the following per share conversion prices: (x) $15.00, if (as described under “— Warrants” below) the price to the public was equal to or greater than $4.50 and less than $37.50; (y) the price to the public divided by a factor of 2.5, if the offering price per share was equal to or greater than $37.50 and less than $93.75; and (z) $37.50, if the price to the public in the qualified public offering was equal to or greater than $93.75.

The consideration that the holders of series B preferred stock received upon our IPO consisted of subordinated three-year notes totaling $20.0 million in principal amount and the remainder in the form of our common stock, valued at the per share offering price to the public in the IPO, or $16.50 per share. The subordinated notes bear interest at the greater of the short-term applicable Federal rate, as published by the Internal Revenue Service in regular Revenue Rulings, or 4% in the first year, 7% in the second year and 10% in the third year. The following table shows the consideration that the holders of the series B preferred stock, as a class, and TA Associates received upon the conversion of their shares of series B preferred stock upon the completion of the IPO (dollar amounts in thousands):

	All Holders	TA Associates

Common stock(1)	$119,673	$62,986
Subordinated notes	20,000	10,526

Total	$139,673	$73,512

(1)	Represents 7,252,927 and 3,817,330 shares, respectively, for all series B preferred stockholders and TA Associates, based upon the price per share to the public in our IPO of $16.50 per share.

Prior to the December 2005 amendment, a “qualified public offering” was one: (i) that generated net proceeds in excess of $100 million; (ii) that was listed for trading on the New York Stock Exchange or quoted on the Nasdaq Global Market; and (iii) that offered the shares of our common stock at or above a price of $93.75 per share, after underwriting commissions and discounts. An offering that did not meet the minimum offering price condition could have been a qualified public offering if the conversion price of the series B preferred stock were to be adjusted downward to equal the price per share in the qualified public offering divided by a factor of 2.50, subject to a minimum adjusted conversion price of $15.00 per share. Prior to the December 2005 amendment, the series B preferred stock would not have automatically converted into common stock upon a qualified public offering if the net offering price to the public in the qualified public offering were less than $37.50 per share and would have converted solely into shares of common stock if the net offering price to the public in the qualified public offering were $37.50 or more.

As an example, prior to the 2005 amendment, in a qualified public offering at a price of $37.50 per share, the holders of the series B preferred stock would have received shares of our common stock with an aggregate value of $237.5 million. After the amendment, in a qualified public offering at a price of $37.50 per share, the holders of the series B preferred stock would receive shares of our common stock with an aggregate value of $217.5 million and subordinated promissory notes totaling $20.0 million in principal amount. In addition, the holders of the series B preferred stock held warrants to purchase our common stock, as described below. Prior to the amendment, in a qualified public offering, these holders would have received either (a) shares of our common stock with an aggregate value of $23.8 million in a cashless exercise of their warrants or (b) shares of our common stock with an aggregate value of $47.0 million in exchange for a cash payment of $23.8 million. After the amendment, the holders of the series B preferred stock would receive an aggregate amount of $22.1 million in exchange for the series B warrants that they held.

Warrants.  We granted the warrants in 2000 to a group of private investors in connection with the sale of our series B preferred stock. We repurchased all of the warrants upon the completion of our IPO. The warrants entitled the holders to acquire shares of our common stock valued at $47.5 million, or 2,878,788 shares, at an exercise price equal to 50% of the public offering price. The warrants were exercisable only upon the merger or liquidation of the Company, the sale of all of our assets or stock or an underwritten initial public offering of our common stock. In December 2005, we extended the expiration date of all of the warrants from August 30, 2007 to April 15, 2008. We also obtained the option to purchase the warrants for an aggregate price of $22.1 million at the conclusion of our IPO.

Series D Preferred Stockholder

In August 2003, we settled a contract dispute and related litigation with JDS Uniphase Corporation (“JDSU”) related to a claim by JDSU that we had breached an agreement to purchase semiconductor diodes, a key component of our products, from JDSU. Under the terms of the settlement: (i) we issued a three-year secured promissory note in the principal amount of $6.4 million payable to JDSU, bearing interest at a rate of 4% per year, in payment for previously shipped product; (ii) we entered into two new supply agreements to sell specified laser products to JDSU at discounted amounts and to purchase from JDSU certain percentages of our external requirements, if any, for semiconductor diodes; (iii) we issued to JDSU (A) 2,684,211 shares of our series D preferred stock having a liquidation preference of $5.1 million and (B) a $5.1 million non-interest bearing three-year note, convertible into an additional 2,684,211 shares of our series D preferred stock at a conversion price of $1.90 per share; and (iv) we terminated an earlier purchase agreement with JDSU. We repaid all amounts under the interest-bearing note in May 2005 and we repaid all amounts under the convertible note in August 2006. We sold products to JDSU for an aggregate sale price of $0.3 million in 2006. JDSU is not prohibited under the settlement from competing with us through the resale of our products. We have not purchased any semiconductor diodes from JDSU since we entered into the settlement agreement.

Upon completion of the IPO, all 2,684,211 shares of series D preferred stock held by JDSU automatically converted into 1,683,168 shares of our common stock at a rate of 0.6271 shares of common stock for each share of series D preferred stock. JDSU beneficially owned approximately 4.6% of our common stock prior to our IPO. JDSU sold all but approximately 11,500 of its shares of our common stock in the IPO.

Stockholders Agreements

In connection with the investment in us by the holders of our series B preferred stock, including TA Associates, we entered into a stockholders agreement, dated as of August 30, 2000, with the holders of the series B preferred stock, IPFD, Drs. Valentin Gapontsev, Denis Gapontsev and Eugene Shcherbakov, Igor Samartsev and our other founders. The stockholders agreement contains rights of last refusal and co-sale, preemptive rights and voting rights. Under the stockholders agreement, holders of our series B preferred stock elected Michael C. Child to our Board of Directors prior to our IPO. The right of the holders of our series B preferred stock to elect one director terminated upon the closing of our IPO. JDSU obtained pre-emptive and co-sale rights under a stockholders agreement, dated as of August 13, 2003, in connection with the issuance of our series D preferred stock. These provisions of the stockholders agreements terminated upon the closing of the IPO. We agreed to indemnify the holders of our series B preferred stock, subject to exceptions, for damages, expenses or losses arising out of, based upon or by reason of any third-party or governmental claims relating to their status as a security holder, creditor, director, agent, representative or controlling person of us, or otherwise relating to their involvement with us. This covenant continues until the expiration of the applicable statute of limitations.

Registration Rights Agreements

In connection with the issuance of our series B preferred stock, we entered into a registration rights agreement in August 2000 with the holders of our series B preferred stock. We also entered into a registration rights agreement in August 2003 with JDSU in connection with the issuance of our series D preferred stock and the convertible note to JDSU. Pursuant to these agreements, under certain circumstances these stockholders are entitled to require us to register their shares of common stock under the U.S. federal securities laws for resale.

Reliant Technologies

In April 2006, Henry E. Gauthier joined our Board of Directors. Mr. Gauthier serves as the non-executive Chairman of the board of directors of Reliant Technologies, Inc., one of our customers. Our total sales to Reliant were $10.4 million in 2006.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable laws and regulations, including SEC and Nasdaq Global Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% percent of our common stock;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Directors with a financial or other interest in a proposed related-party transaction are asked to leave the meeting in which the Audit Committee considers the transaction. In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct. Under our Code of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance

Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

All related party transactions are required to be disclosed in our filings with the SEC under SEC rules.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2006 our directors, officers and 10% stockholders complied with all applicable Section 16(a) filing requirements.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any of our other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

2008 Annual Meeting and Nominations

Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our bylaws. If you would like us to consider including a proposal in our proxy statement or nominating a director next year, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before March 14, 2008 but not earlier than February 13, 2008. Our bylaws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our bylaws require that the notice to the Company include (1) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (2) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected, and (3) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our bylaws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed in proposal 1 and FOR proposal 2.

1. Election of Directors — The following directors have	01 — Valentin P. Gapontsev, Ph.D.	02 — Eugene Shcherbakov, Ph.D.	03 — Igor Samartsev
been nominated for election for a one-year term.	04 — Robert A. Blair	05 — Michael C. Child	06 — John H. Dalton	+
	07 — Henry E. Gauthier	08 — William S. Hurley	09 — William F. Krupke, Ph.D.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2007.	☐	☐	☐

The undersigned hereby appoints Dr. Valentin P. Gapontsev as proxy, with full power of substitution, to represent and vote as designated above all the shares of Common Stock of IPG Photonics Corporation held of record by the undersigned on April 27, 2007, at the annual meeting of stockholders to be held at IPG Photonics Corporation at 50 Old Webster Road, Oxford, Massachusetts 01540, on June 12, 2007, at 10:00 a.m. local time, or any adjournment or postponement thereof.

B Non-Voting Items Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — IPG Photonics Corporation

Notice of 2007 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2007
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
In his discretion, the Proxy is are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)